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                                                                    EXHIBIT 4.12


                             FIRST AMENDMENT TO THE
                         RETIREMENT SAVINGS PLAN FOR THE
                        EMPLOYEES OF DEL WEBB CORPORATION

         Effective January 1, 1976, Del E. Webb Corporation established the "Retirement Savings Plan for the Employees of Del E. Webb Corporation", now known as the "Retirement Savings Plan For the Employees of Del Webb Corporation". Del E. Webb Corporation later changed its name to Del Webb Corporation and recently merged into a Delaware corporation that bears the same name and assumed its role as sponsor of the Retirement Savings Plan. Del Webb Corporation is referred to in this document as the "Company". The Company most recently amended and restated the Retirement Savings Plan in its entirety effective January 1, 1999 (the "Plan"). By this First Amendment, the Company intends to amend the Plan to describe the effect of the merger (the "Merger") among the Company, Pulte Acquisition Corporation ("Acquisition"), a wholly-owned subsidiary of Pulte Corporation ("Pulte"), and Pulte, and to permit the Plan to be administered using electronic media.

         1. The provisions of this First Amendment shall be effective as of July 31, 2001, except as otherwise set forth below. With the exception of the change made by paragraph 4 hereof, this Amendment shall be given no force or effect if the Merger is not approved by the shareholders of the Company and Pulte.

         2. The last sentence of Section 7.8 of the Plan is hereby amended to provide as follows:


                  Thus, it does not prevent the Trust from acquiring a level of ownership in the Company's or Affiliate's common stock that could cause the Trust to become a Section 16 Insider.

         3. Section 7.2(a) is hereby amended by adding the following new paragraphs to the end thereof:




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                  The Company and Acquisition, a wholly-owned subsidiary of
                  Pulte, will be merged effective July 31, 2001 (the "Merger Effective Date"). As of the Merger Effective Date: (1) all Company Securities of the Company in the Company Stock Fund (as defined above) shall be converted to Company Securities of Pulte, thus eliminating the "Del Webb Stock Fund" as the Company Stock Fund and adding the "Pulte Homes Stock Fund" as the Company Stock Fund; and (2) any Participant election to invest in the Del Webb Stock Fund shall be treated as an election to invest in Pulte Homes Stock Fund, unless such election is subsequently changed by the Participant. The ratio for the conversion shall be as set forth in the applicable merger documents, which are hereby incorporated by reference.

                  Notwithstanding any provision of this Plan to the contrary, during the period commencing approximately 3 to 4 days before the Merger Effective Date and ending approximately 3 days after the Merger Effective Date (the "Quiet Period") all activity impacting the Company Stock Fund shall be suspended. Thus, during the Quiet Period, Participants will not be allowed to move any portion of their Accounts into or out of the Company Stock Fund, and the processing of loans, loan repayments, withdrawals, installment payments, rollovers and any other similar transactions shall be postponed for any Participant whose Account is invested in the Company Stock Fund as of the first day of the Quiet Period. Participants will be notified when the Quiet Period has ended. Furthermore, during the three-week period ending on the Merger Effective Date, no in-kind distributions shall be made from the Company Stock Fund to any Participant.

         4. Effective January 1, 2001, Section 10.9 of the Plan is hereby amended by adding to the end thereof the following new subparagraph (p):

                  (p) To employ electronic media (including, but not limited to, electronic, internet, intranet, voice response, or telephone) by which Participants may submit elections, directions, and forms required for participation in, and the administration of, this Plan. If the Committee chooses to use electronic media, any elections, directions or forms submitted in accordance with the rules and procedures promulgated by the Committee will be deemed to satisfy any provision of this Plan calling for the submission of a written election, direction or form.


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         5. Section 11.3 of the Plan is hereby amended and restated in its entirety to provide as follows: 11.3 Corporate Reorganization. In the event the Company is dissolved or liquidated or shall by appropriate legal proceedings be adjudged a bankrupt, or in the event judicial proceedings of any kind result in the involuntary dissolution of the Company, the Plan shall be terminated. A merger, consolidation or reorganization of the Company, or the sale of the Company or of all or substantially all of its assets or stock, shall not terminate the Plan if either: (a) the Company is the surviving entity following the corporate reorganization; or (b) the Company's successor (including the purchaser of all or substantially all of the Company's stock or assets), delivers to the Company a written instrument requesting that it be substituted for the Company and agreeing to perform all the provisions hereof which the Company is required to perform. Upon the receipt of said instrument, with the approval of the Company, the successor shall be substituted for the Company herein, and each participating Affiliate and the Company shall be relieved and released from all obligations of any kind, character or description herein or in any trust agreement.

         This First Amendment shall amend only the provisions of the Plan as set forth herein, and those provisions not expressly amended hereby shall be considered in full force and effect.

         IN WITNESS WHEREOF, the Company has caused this First Amendment to be signed by its duly authorized representative as of this 27th day of July, 2001.

                                       DEL WEBB CORPORATION


                                       By:  /s/ John A. Spencer
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                                       Its: Executive Vice President
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